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PricewaterhouseCoopers LLP
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Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder of Barclays Capital Real Estate inc.:
We have examined Barclays Capital Real Estate Inc.'s d/b/a HomEq Servicing (the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation
AB for the asset-backed securities transactions for which the Company acted as servicer involving residential mortgage loans (other than transactions that closed prior to 2006) (the Platform) described in the accompanying Assessment of Compliance with Applicable Servicing Criteria, as of December 31, 2007 and for the year then ended, excluding criteria 1122 (d)(1)(iii), 1122(d)(4)(xi), 1122(d)(4)(xii),
1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the
Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the
Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting Oversight
Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with the servicing criterion set forth in
Item 1122(d)(4)(vii) of Regulation AB applicable to the Company during year ended December 31, 2007.
The Company did not initiate foreclosure actions in accordance with the timeframes established by the transaction agreements.
In our opinion, except for the material noncompliance described in the preceding paragraph, Barclays
Capital Real Estate Inc.'s d/b/a HomEq Servicing complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the asset-backed securities transactions for which the Company acted as servicer involving residential mortgage loans (other than transactions that closed prior to 2006), in all material respects.
/s/ PricewaterhouseCoopers LLP
March 13, 2008